Exhibit 10.3

PERFORMANCE STOCK UNIT AGREEMENT

PARK HOTELS & RESORTS INC.

2017 OMNIBUS INCENTIVE PLAN

This Performance Stock Unit Agreement (this “Agreement”), effective as of                     (the “Grant Date”), is between Park Hotels & Resorts Inc., a Delaware corporation (the “Company”), and Thomas J. Baltimore, Jr. (the “Participant”).

1. Grant of Units. Effective as of the Grant Date, the Company hereby grants to the Participant an Award of performance-based Restricted Stock Units (“Performance Stock Units” or “PSUs”) in the amount of                     PSUs (the “Target Award”), each of which represents the right to receive one share of the Company’s Common Stock (the “Shares”) upon vesting of such PSU, subject to and in accordance with the terms, conditions and restrictions set forth in the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”), the Park Hotels & Resorts Inc. Executive Long-Term Incentive Program (the “LTIP”), this Agreement and the Executive Employment Agreement between the Participant and the Company, dated April 26, 2016 (the “Employment Agreement”). The number of PSUs that the Participant may earn hereunder ranges from zero to 200% of the Target Award, and shall be determined based on the level of achievement of the performance condition set forth on Exhibit A attached hereto (the “Performance Condition”) over the period commencing on January 4, 2017 and ending on January 3, 2020 (the “Performance Period”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. Vesting; Settlement. As promptly as practicable (and, in no event more than two and one-half (2-1/2) months) following the last day of the Performance Period, the Committee shall determine (i) whether and to what extent the Performance Condition has been achieved (the date of such determination, the “Determination Date”) and (ii) the number of PSUs that shall be deemed earned, if any. The earned PSUs, if any, shall become vested as of the last day of the Performance Period, subject to the Participant’s continued employment through such date. Following the Determination Date, the Company shall deliver to the Participant one Share for each vested PSU in accordance with Section 8. Any PSU which does not become vested as of the last day of the Performance Period shall be forfeited without consideration or any further action by the Participant or the Company.

3. Termination of Employment. In the event that the Participant’s employment with the Company Group terminates for any reason, any PSUs that are not vested as of the effective date of termination shall vest or not vest, as applicable, based on and in accordance with Section 7 of the Employment Agreement.

4. Dividend Equivalents. The Participant shall be entitled to receive dividend equivalents in respect of each PSU that vests, if any, pursuant to this Agreement, the Plan, or the Employment Agreement. If the Company declares a regular cash dividend on the Shares during the Performance Period, the Participant shall receive dividend equivalents in an amount equal to the number of PSUs that vest, if any, pursuant to this Agreement, the Plan, or the Employment Agreement, multiplied by the amount of the cash dividend per Share declared during the Performance Period, as if the Participant had held a number of Shares equal to the number of PSUs that vests as of each dividend record date during the Performance Period. For purposes of the foregoing sentence only, if the PSUs are subject to accelerated vesting pursuant to the Plan or the Employment Agreement, the “Performance Period” shall be deemed to have ended as of the date of the event which serves as the basis for such accelerated vesting. Any such dividend equivalents relating to the Participant’s vested PSUs shall be payable in cash at the same time as the Shares underlying the vested PSUs are issued to the Participant in accordance with Section 8, less applicable withholding taxes pursuant to Section 9. If the PSUs are forfeited, the Participant shall have no right to receive any dividend equivalents.

5. Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs or the Participant’s right under the PSUs to receive Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliates; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6. No Right to Continued Employment. Neither the Plan, the LTIP, this Agreement nor the Participant’s receipt of the PSUs hereunder shall impose any obligation on the Company or any Affiliates to continue the employment or engagement of the Participant. Further, the Company or any Affiliates (as applicable) may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan, the LTIP or this Agreement, except as otherwise expressly provided herein (but in all cases subject to the terms and conditions of the Employment Agreement).

7. No Rights as a Stockholder. The Participant’s interest in the PSUs shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares underlying the PSUs unless and until such Shares have been issued to the Participant in accordance with Section 8.

8. Issuance of Shares. Subject to Section 9, the Company shall, as soon as practicable following the Determination Date (and in any event within two and one-half (2-1/2) months after the end of the tax year in which the Determination Date occurs), issue the Shares underlying the vested PSUs to the Participant, free and clear of all restrictions. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed for trading.

9. Tax Withholding. The Participant agrees that in order to satisfy any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the PSUs (and any corresponding dividend equivalents), the Company shall withhold a number of Shares otherwise issuable to the Participant upon settlement of the PSUs equal in value to the minimum amount necessary to satisfy the statutorily required withholding liability, if any (“Withholding Taxes”), except to the extent that the Participant shall have elected to pay such Withholding Taxes to the Company in cash (by check or wire transfer). The number of Shares equal to the Withholding Taxes shall be determined using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of issuance of the Shares to the Participant, and shall be rounded up to the nearest whole Share.

10. Award Subject to Plan and LTIP. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the LTIP. The PSUs granted hereunder are subject to the Plan and the LTIP. The terms and provisions of the Plan and the LTIP, as they may be amended from time to time, are hereby incorporated herein by reference.

11. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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13. Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

14. Section 409A of the Code.

(a) This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of any Shares hereunder.

(b) Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, no payments in respect of any PSU that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

15. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. Acceptance and Agreement by the Participant. By accepting the PSUs (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, the LTIP, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

17. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.

[Signatures follow]

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PARK HOTELS & RESORTS INC.

By:
Name:
Title:

Acknowledged and Agreed

as of the date first written above:

Participant Signature

Name: Thomas J. Baltimore, Jr.

EXHIBIT A

1.	Performance Condition.

The PSUs shall be earned based on the Company’s Relative Total Shareholder Return Position for the Performance Period, as set forth in the table below. All determinations with respect to Relative Total Shareholder Return Position shall be made by the Committee in its sole discretion. The total number of PSUs which become earned shall be equal to (x) the number of PSUs that comprise the Target Award multiplied by (y) the Payout Percentage, and rounded down to the nearest whole PSU.

Relative Total Shareholder Return Position	Percentage of Target Award Earned
80th Percentile and Above (Maximum)	200.0%
70th Percentile	167.0%
60th Percentile	133.0%
50th Percentile (Target)	100.0%
37.5th Percentile	62.5%
25th Percentile (Threshold)	25.0%
Below 25th Percentile	0%

The Committee shall determine (A) the Total Shareholder Return for the Company for the Performance Period and (B) the Total Shareholder Return for each Lodging/Resorts Company for the Performance Period. The “Relative Total Shareholder Return Position” for the Company will then be determined by comparing the Total Shareholder Return for the Company for the Performance Period to the Total Shareholder Return for each Lodging/Resorts Company for the Performance Period on a relative percentile basis (using a continuous percentile rank calculation that excludes the Company).

2.	Definitions.

For the purposes of this Exhibit A:

a.	“Payout Percentage” means the “Percentage of Target Award Earned” specified in the table above, or a percentage determined using linear interpolation if actual performance falls between two levels in the table above (and rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). In no event may the Payout Percentage exceed 200%. In the event that actual performance does not meet the threshold level specified in the table above, the Payout Percentage shall be zero.

b.	“Lodging/Resorts Companies” means the companies in the FTSE NAREIT Lodging/Resorts Index that have a market capitalization of at least $1 billion as of the first day of the Performance Period, as determined by the Committee in its sole discretion. Only companies that are public throughout the entire Performance Period shall be included for purposes of calculating the Relative Total Shareholder Return Position (i.e., companies that may become acquired, have an initial public offering, etc. during the Performance Period shall be excluded from the calculation altogether).

c.

“Total Shareholder Return” of either the Company or any Lodging/Resorts Company means: (A) (i) the average closing price for a share of common stock of the Company or a Lodging/Resorts Company (as applicable) over the 30 calendar day period ending on (and including) the last date of the Performance Period, minus (ii) the average closing price for such share of common stock over the 5 trading day period starting on (and including) the first date of the Performance Period

(the “Base Price”), plus (iii) the value of any dividends declared on any share of such common stock in respect of a record date occurring during the Performance Period, as adjusted assuming such dividends were reinvested in shares of common stock of the issuer of the dividend on such record date, divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Committee to equitably calculate Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of the Company or a Lodging/Resorts Company, as applicable). All closing prices shall be the principal stock exchange or quotation system closing prices on the date in question.